Exhibit 99.2

Global Crossing Airlines

Fourth Quarter and Full Year 2025 Financial Results Conference Call

March 5, 2026

C O R P O R A T E P A R T I C I P A N T S

Chris Jamroz, Executive Chairman

Ryan Goepel, President and Chief Financial Officer

Wendy Shapiro, SVP Corporate Controller

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Foote, Broadway Capital

George Melas, MKH Management

P R E S E N T A T I O N

Operator

Good morning, ladies and gentlemen. Thank you for standing by. Welcome to today’s conference call to discuss Global Crossing Airlines’ financial results for the fourth quarter and the year 2025. At this time, all participants are in listen-only mode and, just as a reminder, this conference is being recorded.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Joining us on the call today are the Company’s Executive Chairman, Chris Jamroz; President and CFO, Ryan Goepel; SVP Corporate Controller, Wendy Shapiro; and Investor Relations advisor, Aaron D’Souza.

Please be advised this conference call will contain statements that are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements.

These forward-looking statements are also subject to other risks and uncertainties that are described from time to time in the Company’s filings with the SEC. Do not place undue reliance on any forward-looking statements, which are being made only as of the date of this call. Except as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements. For important risks and assumptions associated with such forward-looking statements, please refer to the Company’s earnings press release for the fourth quarter and full year 2025 and the Company’ Annual Report Form 10-K for the year ended December 31, 2025.

The Company’s presentation also includes certain non-GAAP financial measures including EBITDA and EBITDAR as supplemental measures of performance of the business. All non-GAAP measures have been reconciled to the most directly comparable GAAP measures in accordance with SEC rules. You will find reconciliation tables and other important information in the earnings press release for the fourth quarter and full year 2025, which is currently available on the Company’s Investor Relations section of its website.

I now will turn the call over to the Company’s Executive Chairman, Mr. Chris Jamroz. Please go ahead.

Chris Jamroz

Thank you, Operator, and good morning everyone.

Two thousand and twenty-five marked a pivotal year for GlobalX as we generated record operating cash flow and achieved our first full year of positive operating profit in our history. These milestones reflect the transformation of our platform into a more efficient, disciplined organization driven by stronger aircraft utilization, improved execution, and an unwavering focus on operational excellence.

Over the last past two years, we have methodically transformed GlobalX from a start-up charter operator into a scaled, optimized narrow-body charter airline with a differentiated market position. We strengthened our leadership team, enhanced our maintenance and operational infrastructure, improved revenue quality through a deliberate shift towards higher-margin ACMI flying, and built the internal systems and controls necessary to support sustainable growth. What we operate today is a far more disciplined, reliable, and resilient organization than the one we just were a few years ago.

We have proven that our model works. Demand for our aircraft remains strong across collegiate athletics, professional sports, tour operators, government agencies, and international partners. Our reputation for reliability and performance has positioned GlobalX as a carrier of choice in our core markets. That validation from customers, both domestically and internationally, is a direct reflection of the strength of the platform we have built.

Importantly, we have not pursued growth for growth’s sake. Every fleet decision, every contract, and every investment in infrastructure has been made with long-term profitability and cash flow generation in mind. We have built an operating platform capable of scaling efficiently, one that can support additional aircraft, higher utilization, and expanding customer relationships without compromising operational integrity.

I remain deeply committed to this business and to our long-term objective of becoming the largest and most reliable narrow-body charter airline in North America. We have built the foundation. We have demonstrated the earnings power of the model. And now as we look ahead, our focus is clear: continue executing with discipline, scale the fleet prudently, expand high-quality revenue streams, and deliver consistent, sustainable profitability for our shareholders.

With that, I will now hand it over to our President and CFO, Ryan Goepel, to elaborate on GlobalX’s fourth quarter and full year operational highlights. Ryan?

Ryan Goepel

Thank you, Chris, and good morning everyone.

The comprehensive initiatives we executed throughout 2025 to improve efficiencies, strengthen cost controls, and maximize aircraft utilization enabled us to achieve our first year of positive operating profit. Additionally, for the full year 2025 we increased revenue by 10% to $246.3 million, EBITDA by 4x to $20.9 million and EBITDAR by 25% to $78.3 million. Our relentless focus on cash generation drove a 248% year-over-year increase on cash flow from operations, and we ended the year with $20.5 million in cash on the balance sheet. These results not only reflect the stronger profitability, but a more durable and financially resilient operating model.

We are currently experiencing robust forward bookings across both our charter and ACMI segments, and are confident we can continue our multi-year track record of revenue and operating profit growth. With one additional aircraft entering into service in the first quarter and executed letters of intent to lease two more aircraft already in place, we are well-positioned to grow our passenger fleet in 2026. The strategic investments we made throughout the past year across leadership, systems, maintenance planning, and commercial execution have established the infrastructure necessary to support this next phase of growth while maintaining margin integrity and operational reliability.

Turning to our fourth quarter 2025 results, our revenue mix continues to shift towards our ACMI business, which increased 22% year-over-year to $43.7 million and represented 72% of total revenue compared to 60% in the year-ago period. ACMI block hours increased 17% to 6,752 as we continue to expand long-term agreements with key customers both in North America and overseas.

For our Charter operations, revenue in the fourth quarter of 2025 was $14.1 million compared to $21.8 million in Q4 2024. Charter now accounts for 23% of total revenue compared to 36% in the year-ago period. This deliberate transition enhances revenue visibility and margin stability, as ACMI provides more predictable flying with lower demand and fuel risk.

During the quarter, we flew 8,053 block hours, including sub service between ACMI and Charter, a 4% year-over-year increase, reflecting the continued demand across our narrow-body charter operations.

In Q4, we increased block hours flown for ACMI by 17% to 6,752 compared to Q4 of 2024. For Charter, we flew 1,189 block hours compared to 1,619in the year-ago period. Our average utilization per aircraft available increased 17% to 554 compared to 472.

It is important to highlight that we delivered year-over-year growth in both revenue and block hours despite having lower net available aircraft compared to the fourth quarter of 2024. During the quarter, two cargo aircraft were temporarily offline for maintenance, and one passenger aircraft was returned following the expiration of its lease. In other words, the year-over-year comparison reflects decreased aircraft availability with growth driven primarily by materially stronger utilization and improved fleet productivity rather than incremental aircraft additions.

Turning to cargo operations, over the past year, cargo market conditions continue to remain challenged due to excess capacity and softer demand in North America, resulting in sustained pricing pressure across the sector. While our A321 freighters are efficient, purpose-built aircraft with attractive unit economics, we operated within a market that does not fully support their earnings potential. Throughout the year, we acted decisively to minimize the impact of these headwinds through disciplined cost controls, targeted deployment, and a focus on preserving key customer relationships. Given the continued softness in the freight market, we are actively evaluating the long-term strategic role of cargo within our portfolio. Currently we have two active aircraft and two inactive aircraft. Our capital allocation priorities remain centered on maximizing returns, and we continue to see stronger and more consistent opportunities within our passenger operations.

On the other hand, the passenger market continues to be strong, supported by constrained narrow-body aircraft supply, limited direct competition, and sustained reliance on charter flying by collegiate athletics, professional sports franchises, and global entertainment clients. During the quarter, we secured new contracts with high-profile music acts for upcoming tours in the spring of 2026, as well as signed professional hockey team ACMI contracts for the upcoming season. We also extended our CSI Aviation contract with the U.S. government through the end of 2026 and secured a one-year extension under the Civil Reserve Air Fleet program. Collectively, these wins reinforce robust demand across core markets and underscore our position as the leading narrow-body charter airline in North America.

Our work to drive efficiencies in our business is reflected in our Q4 2025 average revenue per block hour. For ACMI, average revenue per block hour increased 3% to $6,367 compared to $6,191 in the year-ago period. For Charter, average revenue per block hour increased 19% to $14,082 compared to $11,865 in the year-ago quarter.

Fleet expansion will be the key driver of our growth strategy in 2026. We already have one additional passenger aircraft that has entered service in Q1, increasing available capacity as we head into peak seasonal demand. We have also executed letters of intent to lease two additional passenger aircraft, providing visibility into incremental capacity coming online this year.

Twenty twenty-five marked a year of meaningful progress for GlobalX as we strengthened the efficiency, durability and earnings power of our platform. With clear, defined growth initiatives in place for 2026 and a continued disciplined approach for capital allocation, we believe we are well positioned to deliver another year of solid financial performance while driving long-term value for our shareholders.

With that, I will turn the call over to our SVP Corporate Controller, Wendy Shapiro, who will discuss our financial results in more detail.

Wendy Shapiro

Thank you, Ryan, and good morning everyone. Please note that all financial results discussed today are for the three-month period ended December 31, 2025, and variance commentary is on a year-over-year basis unless stated otherwise.

Revenue in the fourth quarter increased to $60.3 million compared to $59.9 million. The increase was primarily driven by higher block hours flown, increased utilization per available aircraft, and greater revenue per block hour flown for ACMI. As Ryan mentioned earlier, we were able to generate year-over-year revenue growth with lower net available aircraft compared to Q4 2024, demonstrating our team’s ability to effectively deploy our fleet across our customer base.

ACMI revenue increased 22% to $43.7 million compared to $35.7 million in the year-ago quarter. Charter revenue in Q4 ’25 was $14.1 million compared to $21.8 million.

Total operating expenses increased 4% to $58.9 million compared to $56.5 million, driven primarily by higher maintenance and personnel costs associated with the ongoing expansion of the GlobalX fleet.

Net loss was $1.9 million compared to $0.6 million. Loss per share was $0.03 per basic and diluted share compared to $0.01 earnings per basic and diluted share in the year-ago period.

EBITDAR was $19 million compared to $19.4 million.

EBITDA increased to $5.3 million compared to $5.2 million.

Cash flow provided by operations improved 80% to $18.6 million compared to $10.3 million in the year ago period. The improvement primarily reflects stronger operating performance, improved fleet utilization, and disciplined cost management.

Turning to our liquidity, we ended the fourth quarter with approximately $20.5 million in cash and restricted cash compared to $14 million at December 31, 2024.

Now, I’ll turn the call back over to Ryan for closing remarks.

Ryan Goepel

Thank you, Wendy.

Twenty twenty-five was about strengthening the foundation of our business, driving efficiencies across our operations, investing in the right talent, and optimizing processes to build a more disciplined, scalable platform.

Looking ahead, our focus shifts to leveraging that strong foundation to scale the business through fleet expansion and increased utilization. We believe these initiatives will enable us to continue deploying aircraft into high-margin opportunities and execute on our growth and profitability objectives for 2026.

This concludes our prepared remarks. I’d like to now open the call for Q&A.

Aaron, over to you.

Aaron D’Souza

Thank you, Chris, Ryan, and Wendy, and thank you everyone for participating in the conference call. As we gather the queue for live questions, we'd first like to address a few of the questions that have come in via email over the past couple of weeks and following the issuance of our earnings press release yesterday.

Our first question is related to full year operating profit. Twenty twenty-five marked your first full year of positive operating profit and record level of cash flow generation. What structurally changed in the business to drive that inflection and why should investors believe it's sustainable?

Chris Jamroz

Okay, let me take this one. It's Chris.

Twenty twenty-five was not a coincidence or an accident. In early 2024, we said that we're going to embark on a three-year process of gaining and attaining sustainable profitability and we're doing exactly what we said. So, we moved on from building a platform to effectively optimizing it.

Today, we are no longer in the startup mode. We are operating as a scale-up discipline airline with repeatable processes and stronger cost controls.

Number two, this combined with record level of aircraft utilization reached during the year drove revenues (phon) growth driven by improved productivity.

And finally, we believe the combination of contracted revenue, improved maintenance planning, tighter SG&A controls, and disciplined fleet growth all position us to sustainable profitability as we scale into 2026.

Aaron D’Souza

Thanks, Chris.

The next question is related to operating leverage and margin expansion. Revenue has grown meaningfully over the past year, but profitability has grown even faster. Can you discuss the operating leverage inherent in the model and how margins can expand from here?

Ryan Goepel

I'll take this one. Really, this is a byproduct of revenue mix. ACMI operating margins are about 10% to 15% higher than charter margins and with the relevant relative increase in the amount of hours being flown by being ACMI, profit grew faster than revenue. This, of course, must be combined with disciplined cost controls, which is a real challenge in a rapidly growing company. In 2025, we made a conscious effort to implement key metrics, controls, and pay close attention to all spending. Instilling a level of discipline within a young organization is always a challenge, and I'm really happy the progress made on this front.

More importantly, this sets us up for our next stage of rapid growth in 2026, which will be driven by new aircraft deliveries. We believe the aircrafts, once delivered, will deliver margin improvements and improve cash flow as we allow it to scale on the structure that we have put in place.

Aaron D’Souza

Thanks, Ryan. Next question is related to cash generation and capital allocation.

So operating cash flow improved significantly this year. How are you thinking about a capital allocation as the business enters a more consistent phase of cash generation?

Wendy Shapiro

Thanks, Aaron. I'll answer that.

Twenty twenty-five validated that this business can generate meaningful operating cash flow at scale. As utilization improves and fleet productivity increases, cash generation becomes more durable. Our capital allocation priorities moving forward will not change. We'll continue to support fleet growth, invest in operational reliability, and maintain balance sheet flexibility.

We've also been disciplined about how we add aircraft as we've aligned deliveries with contracted or highly visible demand, which reduces speculative capital deployment.

Looking ahead, our objective is to compound earnings and cash flow while maintaining prudent leverage and financial flexibility.

Aaron D’Souza

Thank you, Wendy. The last question is related to 2026 passenger fleet growth.

You've indicated plans to increase your passenger fleet by a significant amount in 2026. What gives you confidence in absorbing that capacity profitably?

Chris Jamroz

Okay, so let me take this one. Firstly, we're entering the 2026 from a position of strength. We have a proven operating platform, stronger maintenance execution, and improved cost discipline as we exit the second half of 2025.

Secondly, demand across our core Charter segments such as government, sports, tour operators, entertainment, international ACMI partners all remain robust and supply in the narrow-body charter market continues to be constrained.

Third, we're scaling with intention. As Ryan previously mentioned and we've said it before, aircraft additions are tied to contracted or highly visible revenue streams and not speculative for hopeful pie-in-the-sky flying.

Today, we are probably a minimum of seven aircraft short that could easily be contracted and put into revenue service right away.

We believe the next phase represents the true scale expansion, leveraging an optimized foundation rather than the built-up phase of prior years. That distinction is important and gives us the confidence in delivering continued earnings growth through 2026.

Aaron D’Souza

Thank you, Chris.

That concludes the pre-submitted questions. I'd now like to pass it over to the operator to open up the call for live Q&A.

Operator

Thank you. Ladies and gentlemen, we'll now begin the question-and-answer session. Should you have a question, please press the star followed by the one on your touch-tone phone. You will hear a prompt if your hand has been raised. Should you wish to decline from the polling process, please press the star, followed by the two. And if you are using a speakerphone, please let the hand set before pressing any keys. One moment, please, for your first question.

Your first question comes from Brian Foote from Broadway Capital. Please go ahead.

Brian Foote

Hey, guys. Congratulations on yet another quarter and year coming to a close.

You covered most of my questions. I have one specific to utilization versus net and gross aircraft. As you've seasoned the model, it seems there's a target number of net versus gross aircraft that's a perfect sweet spot for you. Is there a way to model on any given quarter or as you look at the coming year what net aircraft out there will be? In other words, how many aircraft per quarter are in maintenance? Are we at a cadence where we should be seeing similar type utilization going forward? Or do we still need to get the fleet a little larger and more seasoned for that?

Ryan Goepel

Yes, I'll attempt that. I think on the freight side, as I said, I think you're going to see two active for the rest of the year and two potentially inactive. If work surfaces and there's always a lot of ad hoc and one-off stuff that happens in cargo and we do get a lot of inbounds for ideas, those can materialize and get those other two moving as well.

On the passenger side, we have 14 right now. We had a lot of heavy—we do have probably one, like half a month or a month of maintenance per month going forward with our existing fleet that's scheduled. Then it really comes down to deliveries of new aircraft, which, again, I'm reticent to predict given the unpredictability of that. We should have our first 319 on this week and we are taking delivery of others. I think you would probably net one off a month is probably conservative. Then as we take delivery of these aircraft, that'll just grow to it.

I think if you look at the hour utilization, we were hoping to hold it or it might drop a little bit because it was so efficient last year, but as we add aircraft, they’ll kind of ramp up as they go into the new customers.

I don't know if that's helpful, but it gives you an idea. I don't think we'll see it as it was in 2025. Especially in the fourth quarter, there was just a lot.

Brian Foote

Understood. Very helpful. That's really all I had. I'll cede the time. Thanks.

Operator

Your next question comes from George Melas from MKH Management. Please go ahead.

George Melas

Thank you. Maybe three questions. One of them is that I was under the understanding that you were going to get three A319s. Now it seems like you're going to get just one. Is my recollection correct, and if so, what happened to these expected deliveries?

Ryan Goepel

We are still getting the 319s. As I've said before, they need to be delivered. They're being returned by their current operator to the lessor and they have to meet return delivery conditions, which means the engines have to be a certain way and the plane has to be returned in a certain condition. The current operator, it's taking them months, really, to re-deliver it.

With any contract you sign with a lease on delivery of aircraft, there's a target delivery date and then they have up to a six-month window to deliver, so we will still be taking those 319s. Like I said, the first one should be this week. We should be taking physical delivery of the second one this week and we're putting it through our conformity. Then the next two—there's actually four 319s. We're working on delivery timelines. I don't know what they are, to be honest, because we're at the whims of the delivery, but they're still coming.

George Melas

Okay, great. So that means that when you say you have a letter of intent for two additional A320s, is that what we're talking about or is that different?

Ryan Goepel

That's incremental. That's on top of that.

George Melas

That's on top of it. So, if you …

Ryan Goepel

Right. Sorry to cut you off, but if you add up the A320 airframe we took delivery of in Q4, plus the four 319s, plus the LOIs for the two planes, that's seven aircraft.

Now, I've learned my lesson over the last six years as to when that will happen. Our definite target is to bring them in in ‘26, but again, I'm not going to stick to a date, but the target—we have agreements for MSNs and plane aircraft for seven passenger.

George Melas

Okay, so it's one A320 that you received in the fourth quarter, one that you're receiving, one A319 you're receiving this week, maybe?

Ryan Goepel

No, no. The one 319 we received in the fourth quarter, which has been going through what we call conformity.

George Melas

Okay.

Ryan Goepel

We should hopefully get that into operation in the next week. And then a second 319, we'll take delivery and it'll start the conformity process. And then the third and fourth 319s, we're still waiting on feedback from the lessor as to when those will be delivered, so we can start our process. And then the two 320s which we signed LOIs for, we'll execute leases for shortly and then those will be delivered to us in Q2, and then we'll go through our process to come on board. That's the fleet.

George Melas

Great. And then—so wow. So given this expanded fleet, what's the plan for flying in your ACMI in the summer? Is that still part of the plan or are you considering that? I think two years ago, you had two aircraft; last year you had three. How are you guys thinking about that this year?

Ryan Goepel

Well, there's so much work in North America and such a shortage in North America right now, we're not planning to do—we don't have any planned European flying. We're looking at some opportunities, but I want to take delivery of these aircraft. I think with World Cup and the government flying and some of the other stuff that we've already gone under contract, we don't need to—I don't know if distract is the right word, but I want to keep the airline, keep it as simple as possible and focused as possible, and really focus on North America for the summer, and we think there's enough work for it here.

George Melas

Okay, great. Ryan, just my last question is on the cargo operation. Is there a way you can give us a sense of the loss from cargo during the year on an EBIT and (inaudible) basis? I don't know if you want to go there, but I think it's an interesting ...

Ryan Goepel

It was on an EBIT basis north of $10 million.

George Melas

Okay. Okay. Great. Thanks a lot.

Ryan Goepel

Yes.

Operator

Thank you. Ladies and gentlemen, this concludes today’s conference call. You may disconnect your phone lines at this time and have a wonderful day. Thank you for your participation.